Filed pursuant to Rule 433
Registration Statement No. 333-158501-01
RATINGS TERM SHEET
PPLUS Trust Series TWC-2
Issuing Entity

Merrill Lynch Depositor, Inc.

Depositor and Sponsor
April 25, 2011
As of the date hereof, the underlying securities representing the assets of PPLUS Trust Series TWC-2, which will be 5.875% Debentures due 2040 issued by Time Warner Cable, Inc. and guaranteed by Time Warner Entertainment Company, L.P. and TW NY Cable Holding Inc., have the indicated credit rating from the nationally recognized statistical rating organization, or “rating agency,” listed below.

Underlying Securities
Standard and Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business (“S&P”)	BBB
It is a condition to the issuance of the trust certificates that, on the closing date, the trust certificates will have a rating assigned by S&P equivalent to the rating of the underlying securities listed above.
BofA Merrill Lynch
     The Depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Depositor has filed with the SEC for more complete information about the Depositor, the issuing entity, and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Depositor, the underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322.
     This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.